Exhibit 10.1
AMENDMENT NO. 2
TO
THE LINCOLN ELECTRIC HOLDINGS, INC.
NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN
     WHEREAS, Lincoln Electric Holdings, Inc. (the “Company”) adopted the Lincoln Electric Holdings, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”), originally effective as of May 24, 1995;
     WHEREAS, the Plan is classified as a “nonqualified deferred compensation plan” under the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the American Jobs Creation Act of 2004, P.L. 108-357 (the “AJCA”) added a new Section 409A to the Code, which significantly changed the Federal tax law applicable to “amounts deferred” under the Plan after December 31, 2004;
     WHEREAS, pursuant to the AJCA, the Secretary of the Treasury and the Internal Revenue Service will issue proposed, temporary or final regulations and/or other guidance with respect to the provisions of new Section 409A of the Code (collectively, the “AJCA Guidance”);
     WHEREAS, effective January 1, 2005, Amendment No. 1 to the Plan froze deferrals under the Plan; and
     WHEREAS, the Company desires to unfreeze deferrals under the Plan and make certain other modifications to the Plan.
     NOW, THEREFORE, the Company hereby adopts this Amendment No. 2 to the Plan, which amendment is intended to unfreeze the Plan with respect to future deferrals, to allow amounts deferred and vested prior to January 1, 2005 to qualify for “grandfathered” status and continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Code Section 409A (as specified in the Plan as in effect before the effectiveness of Amendment No. 1), to provide that all deferrals that are not so “grandfathered” will be administered so as to quality under Section 409A of the Code and to set up a multiple account structure under the Plan.
     Words used herein with initial capital letters that are defined in the Plan are used herein as so defined.
Section 1
     Article I of the Plan is hereby amended by amending the paragraph at the end thereof, to read as follows:
American Jobs Creation Act (AJCA) — Freeze in Deferrals
          (a) All deferrals for all Deferral Periods under the Plan ceased on December 31, 2004. Such freeze is terminated effective January 1, 2006. Compensation earned and vested on or after January 1, 2006 may be deferred pursuant to a Deferral Commitment.

          (b) It is intended that the Plan preserve the “grandfathering” provisions of Section 885(d) of the AJCA, and not be required to comply with the provisions of Section 409A of the Code, as enacted by the AJCA, with respect to the portion of Accounts earned and vested on December 31, 2004. The Plan shall be administered in a manner that will comply with the grandfathering provision of Section 885(d) of the AJCA, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively with the AJCA, the “AJCA Guidance”).
          (c) The Administrator shall not take any action hereunder that would cause the Plan not to comply with any provision of Section 885(d) of the AJCA. The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements of the AJCA Guidance (including any transition or grandfather rules thereunder).
          (d) The effective date of this Amendment No. 2 is January 1, 2006. The portion of Accounts (and the earnings thereon) that are deemed to have been deferred prior to January 1, 2005 and that qualify for “grandfathered” status under Section 409A of the Code and Section 885(d) of the AJCA shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code and shall be subject to the terms and conditions specified in the Plan as in effect prior to the effective date of Amendment No. 1. The portion of Accounts (and the earnings thereon) that are deferred on or after January 1, 2006 shall be governed by the provisions of Section 409A of the Code and the AJCA Guidance.
Section 2
     Section 2.1(a) of the Plan is hereby amended in its entirety to read as follows:
     1. (a) “Account”: means bookkeeping accounts for each Director showing his interests under the Plan. Each Account shall be divided into a sub account for the account balance on December 31, 2004 (and the earnings hereon), and a sub account for deferrals (and the earnings thereon) for periods commencing on or after January 1, 2006.
Section 3
     A new Section 3.1(e) shall be added to the Plan to read as follows:
(e) Participation for 2006. Notwithstanding any other provision of the Plan to the contrary, in the event that a Director wishes to elect a Deferral Commitment with respect to the Fees earned by and payable to the Director during the Plan Year beginning January 1, 2006, a Participation Agreement must be submitted to the Administrator on or before December 31, 2005. Any Deferral Commitments elected in such Participation Agreement shall be effective only with regard to Fees that have not been paid or become payable at December 31, 2005. If a Director does not submit a Participation Agreement within such period of time, such individual will not be eligible to participate in the Plan until the first day of a Deferral Period subsequent to 2006.

Section 4
     Section 6.4 of the Plan is hereby amended by inserting the following immediately prior to the paragraph beginning “The amount of each installment...”:
With respect to the Director’s post-2004 sub account, the Director’s election of the form and date of distribution shall be provided for in the Director’s Participation Agreement. Any such election may be changed by the Director without the consent of any other person by filing a later signed written election with the Administrator; provided, however, that any subsequent election that alters the payment form designated in the Participant’s original Participation Agreement (i) may not take effect for at least twelve (12) months; (ii) must be made at least twelve (12) months prior to the due date of the first payment under the Director’s original Participation Agreement; and (iii) must extend payment of a Director’s sub account with respect to such post-2004 deferrals at least five (5) years from the due date of the first payment under the Director’s original Participation Agreement.
Section 5
     Section 7.2 of the Plan is hereby amended in its entirety to read as follows:
     Section 7.2 Amendment and Termination.
(a) In General. The Plan may be amended from time to time or may be terminated at any time by the Board. Except as provided in Section 7.2(b), no amendment or termination of the Plan, however, may adversely affect the amount or timing of payment of any person’s benefits accrued under the Plan to the date of amendment or termination without such person’s written consent.
(b) Compliance with Section 409A of the Code. The Plan is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. The Plan may be amended from time to time by the Board to effect required compliance under Section 409A of the Code as additional guidance is issued.
     EXECUTED this 30th day of November, 2005.

LINCOLN ELECTRIC HOLDINGS, INC.

By:

Title:

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